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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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HAGGAR CORP.
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        This filing is being made pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended. Set forth below is a transcript of the conference call held by Haggar Corp. (the "Company") on January 29, 2003.

HAGGAR CORP.

Moderator: Joe Haggar III
January 29, 2003
8:00 a.m. CT

Operator:	Good day everyone and welcome to Haggar Corp.'s first quarter results conference call. Just a reminder, today's call is being recorded.
At this time, for opening remarks and introductions, I'd like to turn the conference over to Mr. Joe Haggar III, Chief Executive Officer. Please go ahead, sir.
Joe Haggar III:	Thank you, Eric, and good morning everyone. Thanks for joining us this morning. What we would like to do is cover our first-quarter, 2003 financial results that we announced yesterday.

In the room with me this morning is David Tehle, our Executive Vice President and Chief Financial Officer, and David will actually go over the financial results. And, then, following him, Frank Bracken, our President and Chief Operating Officer, will actually go through our business units and discuss the makeup of our business units and what's going on there.
And then when he's done, the three of us—we have—we have a limited amount of time this morning, but we want to take as much time as we have to answer any questions you might have.
So, with that in mind, David, if you would go over the results, please.
David Tehle:
Thank you, Joe. I want to start out with our Safe Harbor clause. This conference call will include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

All statements, other than statements of historical fact, contained in this call, including statements of the company's projected quarterly and annual consolidated operating results and future financial position, are forward-looking statements. The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," and similar expressions, as they relate to the company, are intended to identify forward-looking statements.

The company has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that the company believes may affect its financial condition, results of operations, business strategy and financial needs.

These forward-looking statements are subject to a number of known and unknown risks, uncertainties, and assumptions that could affect the results of the company or the apparel industry generally, and could cause the company's expected results to differ materially from those expressed in these notes.

These risks, uncertainties and assumptions include, among other things, changes in general business conditions, changes in the performance of the retail sector, seasonality of the company's business, changes in retailer and consumer acceptance of new products, the impact of competition in the apparel industry and unexpected judicial decisions. In light of the above-stated risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this call may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Investors should also consider other risks and uncertainties discussed in documents filed by the company with the Securities and Exchange Commission, including, but not limited to, the company's Annual Report on Form 10-K, as well as our latest 8-K, submitted today with the SEC.

Net sales for the three-month period ended December 31, 2002, were $113.9 million, compared to $99.3 million for the same quarter last year. The sales increase is 15 percent for the quarter. This increase was fueled by growth in Haggar-branded products, private label products and our Claiborne® business.

Gross profit for the three-month period was $28.6 million, or 25.1 percent, compared to $28.4 million, or 28.6 percent, for the quarter-ending last year. The decrease in gross margin percentage was primarily due to significant price pressures at retail and our product mix in the quarter.

Selling, general and administrative expenses were $31.5 million in the first quarter, compared to $27.7 million for the same quarter last year. The increase in SG&A in the first quarter of 2003 was mainly due to the $3 million incremental expenses related to strategic television and radio advertising on our Haggar Comfort Fit Waist pant products.

SG&A, as a percent of net sales, was 27.3 percent for the first quarter of 2003, compared to 27.5 percent for the same quarter last year. Inventory decreased by $15.8 million to $94.2 million as of December, as compared to $110 million for the same quarter last year. The decrease relates to further management of the supply chain by the company.

Overall debt is down to $19.3 million as of December, and this compared to $48.7 million a year ago December. This $29.4 million reduction in debt is the result of the strong sales performance as evidenced by the 15 percent increase in sales for the quarter, quicker accounts receivable collection and improved inventory and supply chain management.
Finally, capital expenditures for the quarter were $200,000, compared to $700,000 the same quarter a year ago.
Joe Haggar III:	Thank you, David. And now we'll switch to Frank Bracken, who will talk about some of our business units.
Frank Bracken:
I'd like to make a few brief comments on the individual business units, but I think, overall, I would comment that most of our business units and their increases were being driven by the Comfort Fit product, whether it was women's wear, men's wear or retail.

Starting with our women's wear business, as we've indicated before, we started this last fall—mid-fall—focusing on what we know best—our core pant and coordinated tops businesses, which are our specialty—and we are having some really nice successes there.

We do a version of Comfort Fit with our biggest customer, Dillard's, under their Stonebridge label, and all sales indications were excellent from October on these, and further rollouts will occur. Same thing happening under the Haggar brand with J.C. Penney—tested 50 stores back in the fall, and the plan now is to roll out almost 600 stores on Comfort Fit for this coming fall.

Our WXRLD juniors line, which is carried in specialty stores such as Wet Seal, Gadzooks, The Buckle, Urban Outfitters, et cetera, a few department stores like Macy's West and Burdines—excellent. Sales grew and very promising growth for this fiscal year.

In Haggar growth—in Haggar Direct, we are continuing to refine our product offering, and, primarily, that is a shift from—to less dress and more sportswear. That also includes women's wear in 16 stores, which really is just the original launch this last fall. We're continuing to evaluate the potential of each store. The outlet retail business is a moving target, and we will continue to drop the lower performers and add promising new locations.

Our specialty label group—there seems to be a lot going on there. We've commented a couple of times that LVMH, after their purchase of DKNY® brand, chose to discontinue all of the moderate brand licensing—licensees, of which we were one. As a consequence of that, we will be phasing out of that business over the next nine months, and the phase-out has already begun.

In its place, we're having tremendous success with Claiborne®. We're in over 500 stores throughout the country. We had excellent growth in the quarter in Claiborne®, and we're looking forward to the launch this coming fall of our new licensee Kenneth Cole®, which we will ship fall 2003.
The Horizon Group, which is our private label division, continues to grow. We always have to remind that both gross margins and overhead are lower in that division.

A lot of press out there about the growth at Wal-Mart, and we're participating pretty nicely there with that customer, and we're participating on an international basis, where we're moving into some of their international operations with our products. Our Nike partner—we had a great fourth quarter. Obviously, it's a global brand, and we're looking forward to global business there.

Within the Haggar brand, our cash cow, it's our lead story, and, once again, it was driven by—its success was driven in the fourth quarter by a tremendous quarter with Comfort Fit—biggest quarter we've had so far.

We have some really healthy customers in that mix. Both J.C. Penney and Kohl's are fairing very, very well. Not as well as they planned, but they're fairing better than competition, and Kohl's actually has the potential to become our largest customer this year.
The Comfort Fit story was one about great product national advertising—both television and radio—and that precipitated sales increases for us. Joe.

Joe Haggar III:	Thanks, Frank. Eric, at this time—like I said, we have a limited amount of time for questions, but we do want to start taking questions, Eric, if you would make that happen.
Operator:
Thank you, sir. The question and answer session will be conducted electronically. Any participant wishing to ask a question, please press star one on your touchtone telephone. We'll take your questions in the order that you signal and as many as time permits. Again, that is star one to signal for a question. We'll pause for just a moment.
And our first question will come from Brian McDougal of JP Morgan.
Brian McDougal:	Hi. Good morning.
Male:	Good morning.
Male:	Good morning.
Brian McDougal:	I wanted to—you mentioned in your remarks, David, that your investment in advertising over the quarter—could you expand on the results at retail for the Comfort Fit pants?
David Tehle:
Well, we commented that that was our biggest-selling product. It was our fastest-selling product in three different places actually—in men's wear Haggar brand, women's wear Haggar brand and in our retail stores. So it—by all estimates and all accounts, it was a big success for us.
Joe Haggar III:
And, Brian, one other thing just to add to that is it started out with just really two fabrications, and, because of its success, we're rolling out in many different fabrications. You know, everything from poly wools to cottons and cotton blends. So it looks like it has a lot of life going forward with it.
Frank Bracken:	I think if you ask us what's next, that—Joe just gave you the answer. It's more Comfort Fit. We'll continue to roll out different products.
Brian McDougal:	OK. Great. I appreciate it.
Operator:	And our next question will come from Robert Hays of Guaranty Bank.
Robert Hays:	Yes. Hi. This is Bob.
Male:	Hey, Bob.
Robert Hays:	Hi. Could you just comment, you know, just given the negative, retail press that we've been getting, on the impact that that has had on you all and just what you see in that area going forward?
Frank Bracken:
Well, we had a great fourth quarter, as we've stated, but retail—across the board, people are not meeting their expectations. One of the things that we're seeing right now that concerns us somewhat is even inventories are beginning to be brought back in line with plans, and they're—the retailers, in many cases, are being somewhat indiscriminate about those cuts.

They're turning off automatic replacements or cutting back on automatic replacements, so even if you—we—were the best seller in the mix, we can see and anticipate some of—damage to the flow of our reorders.
Joe Haggar III:	Yes. And that's why—this is Joe Haggar. That's why—once we got this information from the retailers, that's why we've put out a reforecast of our second quarter.

Robert Hays:	OK. Thank you.
Operator:	And next we'll hear from Dan Dross of Trinity Partners.
Dan Dross:	Good morning.
Joe Haggar III:	Good morning.
Male:	Good morning.
Dan Dross:	I was wondering. Could you comment on the potential proxy contest that I've read about in the papers and—as well as your thought process on how you may handle that matter?
Joe Haggar III:	Yes, Dan. Thanks.
This is really a first-quarter, earnings-release conference call. I really don't want to turn it into a proxy contest, but let me try to answer your question.

The proxy contest is all about the makeup of the board, and let me just comment on our board. We think we have a great board. It's an independent board. Our nominating and governance committee's independent. Our compensation committee is independent, and our audit committee's independent.

And under their guidance—of the current board and our management team—we have really been bucking the trend the last three years in the—in the retail arena, and that is in the most challenging and bleak economy in the last 50 years I've been alive. We're performing very well versus our peers and the general market.
We just saw—in 2001, we grew three percent. 2002—we just grew eight percent, and the quarter we just reported—15 percent. And (these have been) the toughest two years in the apparel recent history.

At the same time, we reduced our corporate debt and our inventory levels dramatically, and, if you heard Frank, we think we position ourselves as one of the best to withstand the pricing pressures that we're getting ready to see at retail. If you look at our stock price, you'll—and compare it to our direct competitor, which is Tropical, or the Dow Jones Industrial, the S&P 500, the NASDAQ Composite, you'll see that Haggar has outperformed all of these measures the last two years.

Now that being said, the proxy battle is all about the board, and, really Thomas Kahn and Mark Schwarz have put their names up to oppose our proxy whenever we put that out, which will be in the next week.

I've known (Tom) for five years and really have no indication how he's prepared to add to the value of the company as a board member. And, in addition, both he and Mark Schwarz raise corporate governance concerns with our company, and I want to address that.
You know, they have some issues themselves. I'm not going to bring them all out on the call, because this is not a proxy contest conference call, but I will give you an idea of what I'm talking about.

We first brought up to Thomas Kahn that he might have a potential conflict of interest, and his first response was I was full of hot air, and, now, he himself is acknowledging that he has a fiduciary duty to act in the interest of his clients as a financial manager of Kahn Brothers, and that could present a potential conflict with the fiduciary duty of a director at Haggar for the best interest of all their stockholders.
So, simply stated, it's difficult to serve two masters.

In Mark Schwarz's case, he has presented himself as a corporate governance expert, and it's interesting to know that he is either chairman or CEO of three companies and sits on the board of seven public companies, and there isn't a corporate governance expert in the country that would recommend that a board member spread themselves that thin.

So I think our nominating committee and our board has seen that, if we took these guys, it could create a conflict for our company and corporate governance issues for our company, and the most prudent thing to do would be to promote the good corporate governance that we've had the past many years, and we're in the process of shoring up with all the new changes in the laws out there.
Dan Dross:	OK. Thank you.
Operator:	And next we'll take a follow-up question from Brian McDougal of JP Morgan.
Brian McDougal:
Good morning again. Wanted to—you commented—you mentioned in your comments that the DKNY® contract (with)—and licensing agreement would be phasing out over the next nine months. Could you discuss the financial impact of that?
Frank Bracken:
That's a good question. We've actually managed that business down. We've known that it was going to—that license was going away for over a year, so we've been able to manage that business down pretty nicely. And, of course, we—we'll have a—we'll have a net loss on that business.

However, we have more than replaced, in this fiscal year, all of the Claiborne® business that we—that we started up last year and all of the DKNY® business with Claiborne®. And then, of course, Kenneth Cole® should be incremental, although it starts late in the fiscal year. It will be incremental for the fourth quarter.

And—this is Frank—and let me—let me clarify one thing I said earlier. I don't want to confuse anyone. I think I said fourth quarter, thinking about the fourth quarter of the calendar year, but, obviously, I was speaking of our first quarter.
Joe Haggar III:	Thanks, Frank. Eric, we have time for one more question.
Operator:	And that will come from Steve Penner of Fiduciary Advisory.
Steve Penner:
Good morning. I have a question here. It's a—it's a two-part question. First of all, I don't have to tell you that it was a tough Christmas for retail this year, but one of the things I would like to know—in context of what we went through this Christmas, how did two of your larger customers do—both Kohl's and Penney's? Would you comment on that?

And second of all, would you please amplify the relationships that you have with both companies today and how you see that playing out over the next several years?
Frank Bracken:
Steve, this is Frank Bracken. Well, I think we have the best of relationships with those two customers, as evidenced by the fact that we're given the opportunity to expand the Haggar brand into additional categories with them.

The—but their business, although better than most, did not meet expectations—their expectations in the fourth quarter. And not only did they have pressures on their top line, they had pressures on their bottom line.

The—and so we are concerned about the outlook for the next, at least, three or four months, based on their militant attempts to bring their inventories back into line. And, once again, it doesn't matter that our products sold through better than anticipated and better than planned. They're tending to cut inventories across the board.
Now we'll get hurt less than others if we are a—since we were a performer, but we're already seeing some interrupted order flow.
Joe Haggar III:
Yes. And looking in the future, I mean you—nobody can predict the next one and two and three years, but, as far as how we have positioned ourself with the retailers, we have positioned them with, we think, three of the retailers that we know are going to survive and thrive, which is J.C. Penny, Kohl's and Wal-Mart, and we have great relationships with their management teams from the very top, and this business is all about relationships.
And we feel good about looking into the future. Although we don't know the future yet, we feel good about it.
Operator:	Anything further, Mr. Penner?
Steve Penner:	No, that's—that answered the question.
Joe Haggar III:
OK. Thanks, Eric. We're on a schedule here that's going to have to make us leave this conference call. Just—once again, we want to thank everybody for joining us this morning, and I hope you have a great day and a great week. Thank you very much.
Operator:	And that will conclude today's conference. We thank everyone for your participation.

        END

Important Additional Information Will Be Filed with the SEC

        The Company plans to file with the SEC and mail to its stockholders a definitive proxy statement in connection with the Company's 2003 Annual Meeting of Stockholders. The definitive proxy statement will contain important information about the Company and the matters to be voted on at the Annual Meeting. Investors and security holders are urged to read the definitive proxy statement carefully when it becomes available. Investors and security holders will be able to obtain free copies of the definitive proxy statement and other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the definitive proxy statement from the Company by contacting Mr. David Tehle, the Company's Executive Vice President and Chief Financial Officer, Secretary and Treasurer at 214-352-8481.

        The Company and its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies in respect of the Annual Meeting and the matters to be voted on at such meeting. Information regarding the Company's directors and these executive officers may be obtained by reading the Company's preliminary proxy statement filed with the SEC in connection with the Company's 2003 Annual Meeting of Stockholders, its Annual Report on Form 10-K, as amended, for the year ended September 30, 2002 and its definitive proxy statement dated January 7, 2002 in connection with the Company's 2002 Annual Meeting of Stockholders. Additional information regarding the participants in the solicitation may be obtained by reading the definitive proxy statement in connection with the Company's 2003 Annual Meeting of Stockholders when it becomes available.

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HAGGAR CORP. Moderator: Joe Haggar III January 29, 2003 8:00 a.m. CT